Prospectus addendum To the prospectus dated November 7, 2014 and the prospectus supplement dated November 7, 2014	Registration Statement No. 333-199966 Dated November 7, 2014 Rule 424(b)(3)

In connection with any pricing supplement, reopening supplement or reopening pricing supplement or any amendment thereto to which this prospectus addendum is attached (each, a “Pricing Supplement”), you should read the accompanying product supplement (each, a “Product Supplement”), any accompanying underlying supplement (each, a “Underlying Supplement”), the prospectus supplement dated November 7, 2014 (the “Prospectus Supplement”) and the prospectus dated November 7, 2014 of (the “Prospectus”).

With respect to each Pricing Supplement, the accompanying Product Supplement and any accompanying Underlying Supplement:

•	all references to a prospectus of JPMorgan Chase & Co. dated prior to November 7, 2014 (or to any section of any such prospectus) should refer instead to the Prospectus (or to the corresponding section of the Prospectus); and
•	all references to a prospectus supplement of JPMorgan Chase & Co. dated prior to November 7, 2014 (or to any section of any such prospectus supplement) should refer instead to the Prospectus Supplement (or to the corresponding section of the Prospectus Supplement);

provided that all references to the “Forms of Securities — Book-Entry System” section of a prospectus dated prior to November 14, 2011 and all references to the “The Depositary” section of a prospectus supplement dated prior to November 14, 2011 shall be deemed to refer to the section entitled “Forms of Securities — Book-Entry System” in the Prospectus.

The Prospectus supersedes any prospectus dated prior to November 7, 2014, and the Prospectus Supplement supersedes any prospectus supplement dated prior to November 7, 2014.

JPMorgan Chase & Co. will, and other affiliates of JPMorgan Chase & Co. may, use this prospectus addendum and the Prospectus and Prospectus Supplement in connection with new offerings of notes or market-making transactions of notes originally issued under any prospectus dated prior to November 7, 2014 and any prospectus supplement dated prior to November 7, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this prospectus addendum or any Pricing Supplement, any Product Supplement, any Underlying Supplement, the Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

November 7, 2014